UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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(Amendment No. )

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☐           Soliciting Material Under Rule 14a-12

PULSE ELECTRONICS CORPORATION
(Name of Registrant as Specified in Its Charter)

BEL FUSE INC. BEL VENTURES INC. TIMOTHY E. BROG JAMES DENNEDY DANIEL BERNSTEIN AVI EDEN PETER GILBERT JOHN F. TWEEDY COLIN DUNN DENNIS ACKERMAN CRAIG BROSIOUS
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Bel Fuse Inc., together with the other Participants named herein (collectively, “Bel”), is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the election of its slate of director nominees at the 2011 annual meeting of shareholders (the “Annual Meeting”) of Pulse Electronics Corporation, a Pennsylvania corporation.  Bel has made a definitive filing with the SEC of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of its slate of director nominees at the Annual Meeting.

Item 1. Press Release of Bel Fuse Inc., dated April 28, 2011:

Bel Reports First Quarter Results

JERSEY CITY, N.J. -- Bel Fuse Inc. (NASDAQ:BELFA) (NASDAQ:BELFB) today announced preliminary unaudited financial results for the first quarter of 2011.

First quarter highlights

•	Sales increased 27% to a first quarter record $71.4 million compared to $56.1 million for the first quarter of 2010.

•	Net earnings increased to $3.2 million versus a net loss of $0.1 million (after charges of $1.2 million) for the first quarter of 2010.

•	Excluding charges, non-GAAP net earnings for this year's first quarter were $0.27 per diluted Class A share and $0.29 per diluted Class B share.

•	Cost of sales decreased to 80.0% of sales versus 84.1% for the first quarter of 2010.

•	Cash and investments were approximately $94.7 million as of March 31, 2011.

•	Bel is soliciting proxies to elect two independent nominees to the Board of Directors of Pulse Electronics Corporation.

CEO comments

"The new year is off to a good start, led by solid shipments of interconnect products and modules in the first quarter. Cinch interconnect products performed extremely well during the quarter. Within the modules product group, sales of both smart-grid and DC-DC converter modules were particularly strong. Margins increased as higher sales contributed to an increase in production efficiency at our plants in China compared to the first quarter of 2010. With improved profitability and strong cash flow, our cash and investments increased by more than $9 million since the end of last year to $94.7 million," said Daniel Bernstein, Bel's President and CEO.

"Five years ago, representatives from Bel and Pulse began discussing a framework for a potential business combination that we believed made strong strategic sense and had the potential to create more value than either company could achieve on its own. Since 2008, Bel has repeatedly attempted to meet with Pulse's Board to engage in serious discussions regarding a transaction, but each time we were asked to wait. Until recently, we honored Pulse's repeated requests to defer discussions; however, due to the rapidly changing dynamics of our industry, we felt we could no longer remain passive. As a result, we are soliciting proxies to elect two director nominees to the Pulse Board of Directors at Pulse's 2011 Annual Meeting of Shareholders scheduled for May 18, 2011. These highly qualified director nominees have no past affiliation with Bel, were selected by an independent third party based on their qualifications, and are solely concerned with pursuing the best interests of Pulse shareholders," Bernstein added.

First Quarter Results

For the three months ended March 31, 2011, net sales increased to a first quarter record $71,403,000 compared to $56,069,000 for the first quarter of 2010. This year's first quarter net sales included $16,700,000 attributable to Cinch Connectors, which was acquired on January 29, 2010. For the period from its acquisition to the end of the first quarter of 2010, revenue attributable to Cinch Connectors was $9,900,000.

Cost of sales decreased to 80.0% of sales for the first quarter of 2011, compared to 84.1% of sales for the first quarter of 2010.

Net earnings for the first quarter of 2011 were $3,244,000, which were net of severance charges of $135,000 ($92,000 after tax). This compares to a net loss for the first quarter of 2010 of $120,000. The net loss for the first quarter of 2010 included $575,000 ($502,000 after tax) of severance charges and $1,078,000 ($668,000 after tax) of costs related to the Cinch Connectors acquisition.

Excluding severance charges, non-GAAP net income for the first quarter of 2011 was $3,336,000. This compares to non-GAAP net income for the first quarter of 2010 of $1,050,000, adjusted to exclude severance charges and costs related to the Cinch Connectors acquisition. A reconciliation of non-GAAP to GAAP financial measures is provided in the table attached to this press release.

Net earnings per diluted Class A common share for the first quarter of 2011 were $0.26, compared to a net loss per Class A common share of $0.02 for the first quarter of 2010. Adjusted to exclude severance charges, non-GAAP net earnings per diluted Class A common share were $0.27 for the first quarter of 2011, compared to non-GAAP net earnings per diluted Class A common share of $0.08 for the first quarter of 2010, adjusted to exclude severance charges and costs related to the Cinch Connectors acquisition.

Net earnings per diluted Class B common share were $0.28 for the first quarter of 2011, compared to a net loss per Class B common share of $0.01 for the first quarter of 2010. Adjusted to exclude severance charges, non-GAAP net earnings per diluted Class B common share were $0.29 for the first quarter of 2011, compared to non-GAAP net earnings per diluted Class B common share of $0.09 for the first quarter of 2010, adjusted to exclude severance charges and costs related to the Cinch Connectors acquisition.

Excluding severance charges, non-GAAP income from operations for the first quarter of 2011 was $4,349,000, including non-GAAP operating income of approximately $1,804,000 at Cinch Connectors. For the first quarter of 2010, adjusted to exclude severance charges and costs related to the Cinch Connectors acquisition, non-GAAP income from operations was $1,376,000, including non-GAAP operating income of approximately $565,000 at Cinch Connectors.

Balance Sheet Data

As of March 31, 2011, Bel reported working capital of $162,442,000, including cash, cash equivalents, and marketable securities of $94,719,000, a current ratio of 5.1, total long-term obligations of $10,990,000, and stockholders' equity of $223,977,000. In comparison, as of December 31, 2010, Bel reported working capital of $157,296,000, including cash, cash equivalents, and marketable securities of $85,535,000, a current ratio of 4.4, total long-term obligations of $10,571,000, and stockholders' equity of $220,333,000.

Conference Call

Bel has scheduled a conference call at 11:00 a.m. EDT today. To participate in the call, dial (720) 545-0088, conference ID #60676668. A simultaneous webcast is available from the Events and Presentations link of the Investor Info tab at www.belfuse.com. The webcast will be available for replay, for a period of 20 days, at this same Internet address. For a telephone replay, dial (706) 645-9291, conference ID #60676668 after 2:00 p.m. EDT.

About Bel

Bel (www.belfuse.com) and its divisions are primarily engaged in the design, manufacture, and sale of products used in networking, telecommunications, high-speed data transmission, commercial aerospace, military, transportation, and consumer electronics. Products include magnetics (discrete components, power transformers and MagJack® connectors with integrated magnetics), modules (DC-DC converters, integrated analog front-end modules and custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (micro, circular and filtered D-Sub connectors, passive jacks, plugs and high-speed cable assemblies). The Company operates facilities around the world.

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. No tender offer for the shares of Pulse Electronics Corporation has commenced at this time. In connection with the Company's proposal to acquire Pulse, the Company may file tender offer documents with the U.S. Securities and Exchange Commission ("SEC"). Any definitive tender offer documents will be mailed to shareholders of Pulse. INVESTORS AND SECURITY HOLDERS OF PULSE ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by the Company through the web site maintained by the SEC at http://www.sec.gov.

Forward-Looking Statements

Except for historical information contained in this press release, the matters discussed in this press release (including our solicitation of proxies to elect our two director nominees to the Board of Directors of Pulse Electronics Corporation) are forward looking statements that involve risks and uncertainties. Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers; the continuing viability of sectors that rely on our products; the effects of business and economic conditions; capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products; and the risk factors detailed from time to time in the Company's SEC reports. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

BEL FUSE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(000s omitted, except for per share data)

	Three Months Ended March 31,
	2011	2010 *
	(unaudited)

Net Sales	$71,403	$56,069
Costs and expenses:
Cost of sales	57,132	47,157
Selling, general and administrative	10,057	9,189
Total costs and expenses	67,189	56,346
Income (loss) from operations	4,214	(277)
Interest income and other, net	68	122
Earnings (loss) before provision (benefit) for income taxes	4,282	(155)
Provision (benefit) for income taxes	1,038	(35)
Net earnings (loss)	$3,244	$(120)
Earnings (loss) per Class A common share - basic and diluted	$0.26	$(0.02)
Weighted average Class A common shares outstanding - basic and diluted	2,175	2,175
Earnings (loss) per Class B common share - basic and diluted	$0.28	$(0.01)
Weighted average Class B common shares outstanding - basic and diluted	9,526	9,464

*
Prior year amounts have been restated to reflect adjustments previously reported during the measurement period related to the Cinch acquisition as if all such adjustments had been recognized on the date of acquisition.

CONDENSED CONSOLIDATED BALANCE SHEET DATA
(000s omitted)

	Mar. 31,	Dec. 31,		Mar. 31,	Dec. 31,
ASSETS	2011	2010	LIABILITIES & EQUITY	2011	2010
	(unaudited)			(unaudited)
Current assets	$202,171	$203,564	Current liabilities	$39,729	$46,268
Property, plant & equipment, net	43,611	44,793	Noncurrent liabilities	10,990	10,571
Goodwill & intangibles, net	15,638	15,555
Other assets	13,276	13,260	Stockholders’ equity	223,977	220,333

Total Assets	$274,696	$277,172	Total Liabilities & Equity	$274,696	$277,172

BEL FUSE INC. AND SUBSIDIARIES
NON-GAAP MEASURES (unaudited)
(000s omitted, except for per share data)

	Three Months Ended March 31, 2011
	Income from Operations	Net earnings(2)	Net earnings per Class A common share - diluted(3)	Net earnings per Class B common share - diluted(3)
GAAP measures	$4,214	$3,244	$0.26	$0.28
Severance costs	135	92	0.01	0.01
Non-GAAP measures(1)	$4,349	$3,336	$0.27	$0.29

	Three Months Ended March 31, 2010
	(Loss) income from operations	Net (loss) earnings(2)	Net (loss) earnings per Class A common share - diluted(3)	Net (loss) earnings per Class B common share - diluted(3)
GAAP measures	$(277)	$(120)	$(0.02)	$(0.01)
Severance costs	575	502	0.04	0.04
Acquisition-related costs and inventory-related purchase accounting adjustments	1,078	668	0.06	0.06
Non-GAAP measures(1)	$1,376	$1,050	$0.08	$0.09

(1)
The non-GAAP measures presented above are not measures of performance under accounting principles generally accepted in the United States of America (“GAAP”). These measures should not be considered a substitute for, and the reader should also consider, income from operations, net earnings, earnings per share and other measures of performance as defined by GAAP as indicators of our performance or profitability. Our non-GAAP measures may not be comparable to other similarly-titled captions of other companies due to differences in the method of calculation.

Based upon discussions with investors and analysts, we believe that the reader’s understanding of Bel’s performance and profitability is enhanced by reference to these non-GAAP measures. Removal of amounts such as charges for severance, acquisition-related costs and inventory-related purchase accounting adjustments facilitates comparisons of our results among reporting periods. We believe that such amounts are not reflective of the relevant business in the period in which the cost or adjustment is recorded for accounting purposes.

(2)	Net of income tax at effective rate in the applicable tax jurisdiction.

(3)	Individual amounts of earnings (loss) per share may not agree to the total due to rounding.

Contact:

Investor Contact:
Neil Berkman Associates
310-477-3118
info@berkmanassociates.com
or
Company Contact:
Bel Fuse Inc.
Daniel Bernstein
President & CEO
201-432-0463

Item 2. Script for April 28, 2011 conference call:

Conference Call Script
April 28, 2011

Dan

Thank you operator, and a welcome to our Conference call to review Bel’s first quarter 2011 results.

Before we start, I would like to hand over to Colin Dunn, our Vice President of Finance.

Colin

Thank you Dan.

Before we begin, I would like to read the following rather lengthy statements:

Except for historical information contained in this first quarter 2011 financial results call, the matters discussed in this call (including our solicitation of proxies to elect our two director nominees to the Board of Directors of Pulse Electronics Corporation) are forward looking statements that involve risks and uncertainties.  Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers; the continuing viability of sectors that rely on our products; the effects of business and economic conditions; capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market’s acceptance of the Company’s new products and competitive responses to those new products; and the risk factors detailed from time to time in the Company’s SEC reports. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct.  We undertake no obligation to update or revise any forward-looking statements.

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities.  No tender offer for the shares of Pulse Electronics Corporation (“Pulse”) has commenced at this time.  In connection with the Company’s proposal to acquire Pulse, the Company may file tender offer documents with the U.S. Securities and Exchange Commission (“SEC”).  Any definitive tender offer documents will be mailed to shareholders of Pulse. INVESTORS AND SECURITY HOLDERS OF PULSE ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by the Company through the web site maintained by the SEC at http://www.sec.gov.

Sales

For the first quarter of 2011 our sales were $71.4 million dollars, which was a first-quarter record, up 27% from the $56.1 million dollars that we reported in the first quarter of 2010.  Last year’s first quarter results included only 2 months of sales attributable to Cinch, which was acquired on January 29, 2010.  Cinch sales during the first quarter of 2011 amounted to $16.7 million dollars, while Cinch contributed $9.9 million dollars in sales for the period from its acquisition to the end of the first quarter of 2010.  On a comparable basis, including January 2010 Cinch activity, our Q1 2011 sales would have been up $15.3 million dollars or 26% over the same period last year.  In our Modules product group, sales for the first quarter of 2011 increased by 68%, while the Interconnect product group primarily through an increase in sales by Cinch, experienced a 38% increase.  Sales in the Magnetics group were flat, and Circuit Protection revenue declined by about 8%.

In comparison with the fourth quarter of 2010, sales in the Modules product group increased by just under 4%,  Interconnect sales were flat, and sales were down  6% in the circuit protection product group..   The Magnetics product group experienced a 38% decrease in sales during Q1 2011 as compared to Q4 2010, mainly in the Integrated Connector Modules product line.  Part of this decrease was seasonal, due to the Chinese New Year shutdown during Q1; however, due to various factors including high inventory levels at our customers, we are experiencing significantly lower demand for ICMs in comparison to prior periods.   Order backlog for Modules remains at historically high levels, but is down from December of 2010,  while orders for Interconnect and Circuit Protection increased slightly, and Magnetics backlog is flat with the prior year-end.

Cost of Sales and Net Results

On an unaudited GAAP basis, Bel ended the first quarter of 2011 with income from operations of $4.2 million dollars, and after-tax earnings of $3.2 million dollars.  Last year, we reported a loss from operations of $277 thousand dollars, and an after-tax loss of of $120 thousand dollars for the first quarter 2010.

As a percentage of sales, cost of sales decreased from 84.1% of sales in the three months ended March 31, 2010 to 80.8% of sales in the three months ended March 31, 2011.  Last year’s cost of sales included inventory-related purchase accounting adjustments resulting from the Cinch acquisition.  Excluding the effect of these adjustments, cost of sales as a percentage of sales decreased from 82.8% in Q1 2010 to 80.8% in 2011.  The higher margins in the first quarter of 2011 resulted from several factors, primarily improved productivity in our factories in China; and the addition of the relatively high-margin Cinch product lines.  These factors were partially offset by an unfavorable mix of product sales in the legacy Bel business.

To state these results on a comparable basis, non-GAAP income from operations for the first quarter of 2011 was $4.3 million dollars, including approximately $1.8 million of non-GAAP income from operations attributable to Cinch.  This is compared to non-GAAP income from operations of $1.4 million dollars for the first quarter of 2010, which included approximately $565 thousand dollars attributable to Cinch.  --Severance costs have been excluded from non-GAAP income from operations for the first quarter of 2011, while severance costs, acquisition-related purchase accounting adjustments, and expenses consisting primarily of professional fees associated with the Cinch acquisition have been excluded from the comparable 2010 non-GAAP income from operations.  A reconciliation of GAAP to non-GAAP measures is included in our press release.

Looking forward we expect continuing material cost increases, and particularly for components that have metals and petroleum-based plastics content, and increasing pressure on pricing  associated with relatively short production lead times.

Selling, General and Administrative Expenses

The percentage relationship of selling, general and administrative expenses to net sales declined from 16.4% during the three months ended March 31, 2010 to 14.1% during the three months ended March 31, 2010.  The dollar amount of selling, general and administrative expense for the three months ended March 31, 2011 increased by $0.9 million dollars compared to the same period last year, primarily due to the inclusion of three month’s Cinch expenses in our consolidated results in Q1 2011 versus only two months in Q1 2010, higher general and administrative salaries due to wage increases effective the first of the year, higher legal fees due to patent litigation activity related to the Halo case, and incentive compensation expense recorded in 2011 due to improved results as compared with no incentive compensation in  the first quarter of 2010.   These factors were partially offset by currency transaction gains in Q1 2011, as compared to losses in Q1 2010, and lower acquisition-related costs in Q1 2011 versus the same period of 2010.

Taxes

Bel recorded a provision for income taxes of $1.0 million dollars for the three months ended March 31, 2011, compared to a benefit of $35 thousand dollars for the three months ended March 31, 2010.  The Company’s pre-tax results for the three months ended March 31, 2011 are approximately $4.4 million dollars higher than the same period of 2010.  The Company’s effective tax rate, the income tax benefit or provision as a percentage of loss or earnings before income taxes, was  24% for the three months ended March 31, 2011.  This compares to an effective tax rate of 23%% for the same period of 2010.

The Company’s effective tax rate will fluctuate based on the geographic segment in which the pretax profits are earned.  Of the geographic segments in which Bel operates, the U.S. has the highest tax rates; Europe’s tax rates are generally lower than U.S. tax rates; and the Asia has the lowest tax rates.  Internal Revenue Service audit of our federal tax returns for the years 2004 through 2009 is ongoing. Bel is in the process of providing documents requested by the IRS for this examination.

Balance Sheet
Cash & Equivalents

At the end of March 2011 our cash, cash equivalents, and securities were $94.7 million dollars, which was $9.1 million dollars higher than our December 2010 balance of $85.6 million dollars.  The increase in cash resulted primarily from earnings and favorable operating cash flows, partially offset by the payment of $0.8 million dollars in dividends and $0.6 million dollars of capital expenditures.

Receivables and Payables

Receivables, net of allowances were $44.6 million dollars at March 31, 2011, compared to $53.3 million dollars at December 31, 2010, a decrease of $8.7 million dollars.

Our accounts payable at March 31, 2011 was $17.7 million dollars, a decrease of $3.5 million dollars from December 31, 2010.

Inventories

At the end of March 2011 our inventories were $57 million dollars, up slightly from the December 2010 level.

Other Balance Sheet Comments

Our capital spending for the three months ended March 31, 2011 was approximately $0.6 million dollars, while Depreciation & Amortization was $2.1 million dollars.

Our per-share book value at March 31, 2011 was $19.14 including goodwill and intangibles. Excluding intangibles and goodwill our per-share value was $17.80.

DAN

General Comments related to Pulse:

Five years ago, representatives from Bel and Pulse began discussing a framework for a potential business combination that we believed made strong strategic sense and had the potential to create more value than either company could achieve on its own.  Since 2008, Bel has repeatedly attempted to meet with Pulse's Board to engage in serious discussions regarding a transaction, but each time we were asked to wait.  Until recently, we honored Pulse’s repeated requests to defer discussions; however, due to the rapidly changing dynamics of our industry, we felt we could no longer remain passive.  As a result, we are soliciting proxies to elect two director nominees to the Pulse Board of Directors at Pulse’s 2011 Annual Meeting of Shareholders scheduled for May 18, 2011.  These highly qualified director nominees have no past affiliation with Bel, were selected by an independent third party based on their qualifications, and are solely concerned with pursuing the best interests of Pulse shareholders.

General Comments

I will now open the call up to questions.